Exhibit 10.5

AGENCY AGREEMENT

This Agency Agreement is entered into among Indeck Maine Energy, LLC (“Indeck Maine”), Ridgewood Providence Power Partners, L.P. (“RPPP”), Ridgewood Rhode Island Generation, LLC (“RRIG”), Linwood 0708 LLC (“Linwood” and together with RPPP, RRIG “Sellers”) and Ridgewood Power Management, LLC ( “RPM”), as Sellers’ duly authorized agent for the purpose of administering Sellers’ rights and obligations under the Agreement (as defined below), as of August 19, 2008 (this “Agency Agreement”). This Agency Agreement is also acknowledged by Ridgewood Electric Power Trust III, Ridgewood Electric Power Trust IV, Ridgewood Electric Power Trust V and Ridgewood Power B Fund/Providence Expansion (collectively, the “Acknowledging Entities”). Indeck Maine, Sellers and RPM are referred to herein individually as a “Party” and collectively, as the “Parties,” and the Acknowledging Entities are not “Parties.” Capitalized terms not otherwise defined herein have the meanings given to such terms in the Agreement (defined below).

RECITALS

WHEREAS, under that certain Certificate Purchase and Sale Agreement entered into as of April 30, 2003 by and among Constellation Energy Commodities Group, Inc. (f/k/a Constellation Power Source, Inc.) (“Constellation”), Indeck Maine, RPPP, RRIG and RPM as agent for Indeck Maine, RPPP and RRIG, as amended by that certain letter agreement dated January 25, 2006 and Amendment No. 1 dated as of October 31, 2006 (the “Previously Effective Agreement”), the Parties agreed to sell Certificates to Constellation;

WHEREAS, under that certain Purchase and Sale Agreement dated as of the date hereof among Ridgewood Maine, L.L.C., Indeck Energy Services, Inc., Covanta Energy Corporation (“Covanta”) and, for certain limited purposes, Indeck Maine (the “Purchase and Sale Agreement”), Ridgewood Maine, L.L.C. and Indeck Energy Services, Inc. shall sell, assign, transfer and convey to Covanta their respective membership interests in Indeck Maine (the “Transaction”);

WHEREAS, under that certain Assignment, Assumption, Release and Amendment to the Agreement dated as of July 31, 2008 (the “Amendment”), Indeck Maine agreed to assign its respective rights and obligations under the Previously Effective Agreement to Linwood and Linwood agreed to assume such rights and obligations as of the Effective Date (as defined below) (the Previously Effective Agreement, as amended by the Amendment, is referred to herein as the “Agreement”);

WHEREAS, as a result of the transactions contemplated by the Agreement, Sellers are obligated to provide Constellation with the Certificates required for the 2008 Optional Firm Transaction and, if Constellation so elects, the 2009 Optional Firm Transaction;

WHEREAS, Sellers and Rhode Island LFG Genco, LLC (“RILG”) have entered into a Backup Certificate Agreement with Indeck Maine, dated as of the date hereof (the “Backup Agreement”), whereby Indeck Maine agreed on and after the Effective Date (as defined below) to sell and deliver to Sellers and RILG, and Sellers and RILG agreed to buy and receive from Indeck Maine, certain Second Standard Certificates required for Delivery to Constellation under the Agreement for the 2008 Optional Firm Transaction and, if Constellation so elects, the 2009 Optional Firm Transaction; and

WHEREAS, Sellers wish to have Indeck Maine, on and after the Effective Date, Deliver, invoice, receive payment and collect for the Certificates to be delivered to Sellers under the Backup Agreement directly with Constellation as agent for Sellers under the Agreement, Sellers have arranged with Constellation pursuant to the Amendment for Indeck Maine to do so, and Sellers therefore wish to appoint Indeck Maine as their agent (the “Agent”) for such purposes.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to become legally bound, agree as follows:

1. Effectiveness.  This Agency Agreement shall become valid, effective and enforceable as of the date this Agency Agreement is fully executed by all the Parties hereto, provided that Sections 2 through 8 shall be subject to, and not valid, effective or enforceable until, the closing of the Transaction (the “Effective Date”). Subject to and upon the Effective Date, the Parties agree that they will commence the performance of their obligations under Sections 2 through 8 of this Agency Agreement.

2. Appointment and Duties.  For so long as any rights or obligations of Sellers and Indeck Maine are outstanding under the Agreement and the Backup Agreement, respectively, but subject in all cases to the terms and conditions of this Agency Agreement, Sellers hereby irrevocably and absolutely appoint the Agent as their representative and agent, with full power and interest, for all purposes with respect to:

(a) to Deliver directly to Constellation any Certificates which Indeck Maine is obligated to Deliver to Sellers under the Backup Agreement and which Sellers would otherwise Deliver to Constellation under the Agreement;

(b) to deliver directly to Constellation the invoice and other information required under Section 5.1 of the Agreement (the “Invoice Information”) for the Certificates Delivered by Indeck Maine directly to Constellation, provided that prior to delivering any Invoice Information to Constellation, Agent shall deliver a copy of such invoice to Sellers for review and revision (if needed) pursuant to Section 3 below;

(c) to direct Constellation to pay, by wire transfer in immediately available funds directly to an account designated and owned by Indeck Maine, for the Certificates Delivered by Indeck Maine to Constellation pursuant to the invoices delivered by Indeck Maine;

(d) to collect amounts due from Constellation under the Agreement with respect to any unpaid invoices delivered by Indeck Maine to Constellation as provided herein and to otherwise exercise the rights of Sellers with respect to such amounts due and unpaid, but solely to the extent those invoices relate to Certificates Delivered to Constellation under Section 2 of the Backup Agreement (Sellers shall retain all rights under the Agreement with respect to any payments due to them under the Agreement other than with respect to amounts due on invoices delivered by Indeck Maine relating to Certificates Delivered to Constellation by Indeck Maine under Section 2 of the Backup Agreement); and

(e) to deal directly with Constellation with respect to the administration and management of all matters associated with the performance of the foregoing provisions.

3. Review of Invoice Information.  As soon as practicable after the end of each calendar month, Agent will prepare and deliver to Sellers the Invoice Information for any Certificates Delivered by it under the Backup Agreement, which Invoice Information shall be prepared in accordance with Section 5.1 of the Agreement. Sellers will promptly review the Invoice Information provided by Indeck Maine and respond with any recommended revisions in order to comply with Section 5.1 of the Agreement. Such review and response will in any event occur not later than five (5) Business Days after Sellers’ receipt of the Invoice Information and failure to respond within such five (5) Business Days will constitute acceptance by Sellers of the accuracy of the Invoice Information. Indeck Maine will revise the Invoice Information as Sellers shall reasonably request.

4. Authority.  Sellers hereby agree that, subject to Section 5 below, Agent shall have the sole power and authority to administer and manage on behalf of Sellers directly with Constellation the Agreement and the Backup Agreement with respect to the subject matter of Section 2 hereof, and that no further approval, authority or consent from Sellers shall be required except as set forth in Section 3 above. Subject to Section 5 below, Sellers hereby agree that Agent shall have the sole power and authority to enforce, to the exclusion of Sellers, its rights with respect to Section 2 hereof, together with the right to do all things necessary and proper to carry out the duties and responsibilities hereunder.

5. Suspension Events and Suspension of Power and Authority.

(a) Agent will perform its duties under this Agency Agreement in good faith and in a commercially reasonable manner. If Agent fails to perform its duties under this Agreement in good faith and in a commercially reasonable manner, Sellers will provide written notice of such failure to Agent, including a description of such failure and the action required to correct such failure. If Agent fails to take such corrective action within five (5) Business Days after its receipt of such notice, Sellers may, in their sole discretion, suspend the power and authority of Agent hereunder and take such corrective action without further consent or action by Agent. Such suspension of Agent’s power and authority under this Section 5(a) shall continue for so long as Sellers reasonably determine is required to correct Agent’s failure to perform its duties under this Agreement in accordance with the standards of this Section 5(a).

(b) For purposes of this Agency Agreement, a “Suspension Event” shall mean: (i) failure of Constellation to pay any amount due to Indeck Maine with respect to any Invoice Information delivered under Section 2(b) of this Agency Agreement by the date such payment is due under the Agreement and such failure is not cured by Constellation pursuant to Section 7.1(a) of the Agreement; (ii) failure of Indeck Maine to Deliver any Certificates under Section 2(a) of this Agency Agreement and in accordance with Section 2 of the Backup Agreement; (iii) notice by Constellation to either Sellers or Indeck Maine that it disputes the correctness of any Invoice Information provided under Section 2(b) of this Agency Agreement or any adjustment to any such Invoice Information or that it is adjusting any such Invoice Information, in each case pursuant to Section 5.3 of the Agreement; (iv) Indeck Maine or Sellers dispute any netting or offset effected by Constellation under Section 5.4 of the Agreement; (v) a withdrawal by Constellation of any amount from the Account other than solely as a result of an Event of Default caused by or with respect to Sellers; or (vi) Indeck Maine becoming Bankrupt. In the event that either Indeck Maine or Sellers becomes aware of a Suspension Event, it shall promptly, and in any event within five (5) Business Days after it first becomes aware of such Suspension Event, provide written notice of such Suspension Event to all of the other Parties to this Agency Agreement.

(c) Upon any Suspension Event under Section 5(b) above and receipt of notice from any Party to the other Parties of such Suspension Event, then (i) the power and authority of Agent under this Agency Agreement will be suspended upon receipt of such notice, (ii) Sellers will immediately resume responsibility for the functions delegated to Agent under this Agreement, and (iii) the Parties will resume direct performance under and through the Backup Agreement. Such suspension of Agent’s power and authority under this Section 5(c) shall continue until such time as the applicable Suspension Event is cured to the reasonable satisfaction of Sellers and Indeck Maine.

(d) Sellers shall promptly notify Constellation of any suspension and immediately notify Constellation of any resumption of the power and authority of Agent under this Agency Agreement pursuant to this Section 5.

6. Sellers’ Rights.  Except as granted to Agent hereunder, Sellers shall retain all other rights under the Agreement, in particular with respect to all aspects of notices, invoicing, Delivery, payment and collection related to the delivery to Constellation of any Certificates under the Agreement not to be provided by Indeck Maine under the Backup Agreement.

7. Notice to Constellation.  Upon the Effective Date, Sellers and Agent will jointly direct Constellation in writing to pay Indeck Maine directly for all Certificates delivered by Indeck Maine to Constellation under Section 2(a), 2(b) or 2(c) of the Backup Agreement, which direction shall include any wire transfer instructions for the account to which Indeck Maine’s payments are to be made that have not previously been provided to Constellation. Sellers will not change or terminate such direction to Constellation without the prior written consent of Agent.

8. Audit Rights.  Indeck Maine, individually and as Agent, agrees with Sellers, for the benefit of Constellation, to provide to Constellation all rights Constellation has under Section 5.5 of the Agreement with respect to any invoices delivered to Constellation directly from Agent.

9. Waiver.  Any failure or delay by a Party to exercise any right, in whole or in part, under this Agency Agreement shall not be construed as a waiver of the right to exercise such right or any other right at any time or from time to time hereunder.

10. Amendments and Termination.  This Agency Agreement shall terminate upon the termination of the Agreement or the Backup Agreement or the satisfaction or waiver of all rights and obligations under the Agreement or the Backup Agreement. In addition, Sellers may terminate this Agreement in the event of Agent’s gross negligence or willful misconduct in the performance of its duties hereunder. Sellers shall promptly notify Constellation of the termination of this Agency Agreement pursuant to this Section 10. No amendment, modification, supplementation or termination of this Agency Agreement shall be effective unless it is in writing and signed by each of the Parties.

11. Assignment.  This Agency Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agency Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party, including by operation of law, without the prior written consent of the other Parties, such consent not to be unreasonably withheld, conditioned or delayed, provided, however, that no assignment shall in any way affect a Party’s obligations or liabilities under this Agency Agreement. Any assignment in contravention of the foregoing sentence shall be null and void and without legal effect on the rights and obligations of the Parties hereunder.

12. Notices.  All notices, requests, demands or other communications given or made pursuant hereunder shall be made at the address of the Agent set forth below and to Sellers or Constellation at the addresses as set forth in the Agreement, in each case in the manner and with the effect provided in the Agreement or at such other address as shall have been furnished in writing by any Person described above to the party required to give notice hereunder.

Agent’s Address:

Indeck Maine Energy, LLC
c/o Covanta Energy Corporation
40 Lane Road
Fairfield, NJ 07004
Attn: General Counsel
Tel: (973) 882-7160
Fax: (973) 882-7357

13. Counterparts.  Two or more counterparts of this Agency Agreement may be signed by the Parties, each of which shall be an original but all of which together shall constitute one and the same instrument. Facsimile signatures on this Agency Agreement shall have the same force and effect as original signatures.

14. Severability.  In case any one or more of the provisions contained in this Agency Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the parties hereto shall enter into good faith negotiations to replace the invalid, illegal or unenforceable provision with a view to obtaining the same commercial effect as this Agency Agreement would have had if such provision had been legal, valid and enforceable.

15. Agreement; Limitation on Liability.  This Agency Agreement sets out the entire agreement between the Parties as to the subject matter hereof. No Party shall have any liability under or related to this Agency Agreement, except to the extent of such Party’s gross negligence or willful misconduct in the performance of their duties hereunder. In no event will any Party, be liable for consequential, incidental, special, exemplary or other indirect damages.

16. Governing Law.  This Agency Agreement is governed by and construed in accordance with the laws of the State of New York without giving effect to conflict of law principles.

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IN WITNESS WHEREOF, the Parties have executed this Agency Agreement as of the date first written above.

LINWOOD 0708 LLC	INDECK MAINE ENERGY, LLC

By: Ridgewood Renewable Power LLC, its Manager

By: /s/ Randall D. Holmes	By: /s/ Randall D. Holmes
Name: Randall D. Holmes	Name: Randall D. Holmes
Title: President and Chief Executive Officer	Title: President and Chief Executive Officer

RIDGEWOOD RHODE ISLAND GENERATION, LLC	RIDGEWOOD PROVIDENCE POWER PARTNERS, L.P.

By: Ridgewood Management Corporation, its Manager	By: Ridgewood Providence Power Corporation, its General Partner

By: /s/ Randall D. Holmes	By: /s/ Randall D. Holmes
Name: Randall D. Holmes	Name: Randall D. Holmes
Title: President and Chief Executive Officer	Title: President and Chief Executive Officer

RIDGEWOOD POWER MANAGEMENT LLC

By: Ridgewood Management Corporation, its Manager

By: /s/ Randall D. Holmes
Name: Randall D. Holmes
Title: President and Chief Executive Officer

Acknowledged by each party below as of the date first written above:

RIDGEWOOD ELECTRIC POWER TRUST IV	RIDGEWOOD ELECTRIC POWER TRUST III

By: Ridgewood Renewable Power LLC, its Managing Shareholder	By: Ridgewood Renewable Power LLC, its Managing Shareholder

By: /s/ Randall D. Holmes	By: /s/ Randall D. Holmes
Name: Randall D. Holmes	Name: Randall D. Holmes
Title: President and Chief Executive Officer	Title: President and Chief Executive Officer

RIDGEWOOD POWER B FUND/PROVIDENCE EXPANSION	RIDGEWOOD ELECTRIC POWER TRUST V

By: Ridgewood Renewable Power LLC, its Managing Shareholder	By: Ridgewood Renewable Power LLC, its Managing Shareholder

By: /s/ Randall D. Holmes	By: /s/ Randall D. Holmes
Name: Randall D. Holmes	Name: Randall D. Holmes
Title: President and Chief Executive Office	Title: President and Chief Executive Officer